Exhibit 6.29

Manhattan Street Capital Reg A+ Engagement Agreement

Effective Date: Thursday, August 14, 2019

Andrew Van Noy

CEO of CloudCommerce, Inc. 321 6th St.

San Antonio, TX 78215

Re:	Advisory, Technology and Administrative Services

This new Agreement dated August 27, 2019, cancels and replaces the previous Engagement Agreement document dated Aug 14, 2019. The Warrant Agreement previously executed as part of the previous document will remain active. The effective date of this new Engagement Agreement is August 14, 2019.

This agreement (this “Agreement”) will confirm the arrangements under which FundAthena, Inc., DBA Manhattan Street Capital, Inc. (“MSC”) and Cloud Commerce, a Nevada Corporation, and its present and future subsidiaries and any entity used thereby to facilitate the Financings contemplated hereby (collectively, the “Client”), to act as the Client’s advisor in connection with a possible Financing (as defined below) and the Client’s use of MSC’s proprietary technology platform (the “MSC Platform”).

1.  Retention. During the term of this engagement, and as mutually agreed upon by MSC and the Client, MSC shall provide Client with project management, technology, administrative services and assistance with and introductions to resources needed to conduct a Reg A+ offering, (any of the foregoing, a “Financing”).

Client agrees to be bound by the MSC Platform standard terms and conditions, (the “Platform Terms”) which can be found at (www.manhattanstreetcapital.com/terms).

Access to the MSC Platform will not be provided without Client’s acceptance of the Platform Terms.

2.  Cooperation. The Client shall furnish MSC and/or upload to the MSC Platform all current and historical materials and information regarding the business and financial condition of the Client relevant to the Financing, and all other information and data, and access to the Client’s officers, directors, employees and professional advisors, which MSC reasonably requests in connection with MSC’s activities hereunder. All such materials, information and data shall be to the Client’s knowledge, complete and accurate in all material respects and not misleading. Client understands that MSC is not and does not provide any assurance that the contemplated Financing(s) will succeed, or that they will achieve any particular performance level or cost efficiency. The Client agrees to promptly advise MSC of all developments materially affecting the Client, any proposed Financing or the completeness or accuracy of the information previously furnished to MSC, and agrees that no material initiatives relating to the proposed Financing will be taken without MSC having been consulted in advance thereof.

3. Compensation. The Client agrees to promptly pay MSC the MSC Fees (the “Fees”), listed below:

a)   Project Management retainer fee of $10,000 USD paid monthly in advance for a 9-month period from the Effective Date, and a warrant to purchase 10,000,000 shares of the Client's common stock ("Common Stock") at an exercise price of $0.0067 per share of Common Stock, and the right to elect cashless exercise as described in the Warrant Agreement. As of the signing of this revised Agreement this warrant has already been executed and delivered to MSC.

b)  MSC technology admin and service fee of $25.00 USD per investment in the offering. The MSC technology admin and service fee is constant regardless of the investment amount, and it is not dependent on the total size of the capital raise.

c)  Listing fee of $5,000 USD per month while the offering is live for investment or reservations, including TestTheWaters (TM).

The MSC Fees above do not include fees for back-end services including, but not limited to: payment processing, digital currency conversion, escrow and technology fees, AML check, and accredited investor verification. Back-end service fees paid by MSC may be paid to third-party service providers on behalf of the Client, and will be invoiced by MSC to Client. MSC fees above do not include costs for marketing agency, legal service provider, broker-dealer or transfer agent. Reasonable direct expenses incurred by MSC on behalf of Client will be reimbursed by Client.

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It is expressly understood that all MSC Fees are not contingent on the success of the offering. The Fees are an obligation of the Client regardless of the outcome of the offering.

It is expressly understood that a separate MSC Fee shall be payable in respect to each Financing in the event that more than one Financing occurs. Examples may include the addition of a Reg D convertible note offering proceeding or in parallel with the Reg A+ offering, or a simultaneous regional Reg A+ offering in another region. In the event of an additional Financing, the rates listed on the MSC site at the time activity by a service provider begins on the additional financing for such offering shall apply.

Payment terms.

Project Management retainer fees will be invoiced monthly by MSC, 15 days prior to the first day of the service period. Cash payment will be due on or before the first day of the service period.

MSC technology admin and service fees will be invoiced periodically by MSC, at the close of each period for the previous period. Cash payment will be due 15 days from date of invoice.

Listing fees will be invoiced monthly by MSC, at the close of the month for the previous month period. Cash payment will be due 15 days from date of invoice.

Back-end service fees will be invoiced monthly by MSC, at the close of the month for the previous month period, with the exception of monthly escrow and platform license fees which will be billed in advance for current month. Cash payment will be due 15 days from date of invoice.

Delinquent invoices, 15 days past due, are subject to interest of 1.0% per month on any outstanding balance, or the maximum permitted by law, whichever is less, plus all expenses of collection. MSC reserves the right to suspend your listing on the MSC Platform and pause advisory services if your account becomes delinquent.

Delivery of warrants.

The Warrant will represent the total warrant payment earned via this Engagement Agreement and has already been executed and delivered to MSC by Client.

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It is expressly understood that warrants are not contingent on the success of the offering. The delivery of warrants are an obligation of the Client regardless of the outcome of the offering.

4.    Confidentiality. Each party acknowledges that, in the course of evaluating the Financing and, it (the “Receiving Party”) may obtain information relating to the other party’s business (the “Disclosing Party”) (all such information the “Confidential Information”). Such Confidential Information shall belong solely to the Disclosing Party. For sake of clarity, information is considered Confidential Information for so long as it has not been made known to the general public by the Disclosing Party or through the rightful actions of a third party, and for so long as the information holds value, as reasonably determined by the Disclosing Party, by virtue of remaining confidential. During the Term and after its termination, the Receiving Party: (a) shall not use, other than as required for the Financing, or disclose Confidential Information without the prior written consent of the Disclosing Party, or unless such Confidential Information becomes part of the public domain without breach of this Agreement by the Receiving Party, its officers, directors, employees or agents; (b) agrees to take all reasonable measures to maintain the Confidential Information in confidence, but not less than those it takes to safeguard its own confidential information; and (c) will disclose the Confidential Information only to those of its employees and consultants as are necessary for the uses licensed hereunder and are bound by obligations of confidentiality. Upon the termination of this Agreement, the Receiving Party shall return or destroy all Confidential Information, as requested by the Disclosing Party.

5.  Termination. The Agreement has a term of 18 months from execution. Upon any termination of this Agreement, the rights and obligations of the parties hereunder shall terminate, except for the obligations set forth in Sections 3 through 4 and 6-9 (inclusive), which shall survive termination of this Agreement. Part 3b of the MSC Fees cannot be canceled after the Reg A+ offering has commenced to live investors.

6.  Exclusivity. During the term of this Agreement, the Client will not, and will not permit any security holder, affiliate, advisor or representative of the Client to engage any other party to perform any services or act in any capacity which is related to, or comparable, to the Financing without the prior written approval of MSC.

If the Client elects to engage a broker-dealer or other party to raise funds in the Financing, using means outside of the MSC Platform, the Client agrees to compensate MSC as defined in section 3a, 3b, and 3c above, as if the investment transactions were processed through the MSC Platform.

7.  Indemnification. Client agrees to indemnify and hold harmless MSC and its affiliates, and each of their respective officers, directors, managers, members, partners, employees and agents, and any other persons controlling MSC or any of its affiliates (collectively, “Indemnified Persons”), to the fullest extent lawful, from and against any claims, liabilities, losses, damages, costs and expenses (or any action, claim, suit or proceeding in respect thereof), as incurred, related to or arising out of or in connection with MSC services (whether occurring before, at or after the date hereof) under the Agreement, the Financing or any proposed Financing contemplated by the Agreement or any Indemnified Person’s role in connection therewith (“Losses”), provided, however, that the Client shall not be responsible for any Losses that arise out of or are based on any action of or failure to act by MSC to the extent such Losses are determined, by a final, non-appealable judgment by a court, to have resulted primarily and directly from MSC’s gross negligence or willful misconduct.

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8.  Limitation on Liability. EXCEPT FOR A PARTY’S BREACH OF SECTION 3 OR CLIENT’S INDEMNIFICATION OBLIGATIONS, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES OF ANY NATURE, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND REGARDLESS OF WHETHER THE CLAIM OR LIABILITY IS BASED UPON ANY CONTRACT, TORT, BREACH OF WARRANTY OR OTHER LEGAL OR EQUITABLE THEORY.

EXCEPT FOR A PARTY’S BREACH OF SECTION 3 OR CLIENT’S INDEMNIFICATION OBLIGATIONS, THE TOTAL LIABILITY OF EITHER PARTY, WHETHER BASED IN CONTRACT, TORT (INCLUDING NEGLIGENCE OR STRICT LIABILITY), OR OTHERWISE, WILL NOT EXCEED, IN THE AGGREGATE, THE FEES PAID TO MSC. THE FOREGOING LIMITATIONS WILL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL FINANCING OF ANY LIMITED REMEDY.

9.  Independent Contractor. The Client acknowledges and agrees that (i) MSC will act as an independent contractor hereunder, its responsibility is solely owed to the Client and contractual in nature, and MSC does not owe the Client, or any other person or entity (including, without limitation, any security holders, affiliates, creditors or employees of the Client), any fiduciary or similar duty as a result of its engagement hereunder or otherwise; (ii) MSC and its affiliates will not be liable for any losses, claims, damages or liabilities arising out of the actions taken, omissions of or advice given by other parties who are providing services to the Client; (iii) MSC is not an advisor as to legal, tax, accounting or regulatory matters in any jurisdiction; (iv) the Client has consulted, and will consult, as appropriate, with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of this Agreement and the Financings contemplated hereby, and that MSC and its affiliates shall have no responsibility or liability with respect thereto; and (v) the Client is capable of evaluating the merits and risks of such Financings and the fees payable in connection therewith and that it understands and accepts the terms, conditions, and risks of such Financings and fees.

10.   Dispute Resolution, Mediation, and Arbitration: MSC and the Client shall attempt in good faith to resolve any dispute arising out of or related to this Agreement promptly by negotiation between MSC and a representative of the Client who has authority to settle the controversy on behalf of the Client. Either party may give the other party written notice of any dispute not resolved in the normal course of business. Within five (5) days after delivery of notice of any dispute, the receiving party shall submit to the other a written response. The notice and the response shall include a statement of each party’s position, a summary of arguments supporting that position and shall include a reference to any authority available to support the position. Within fifteen (15) days after delivery of the disputing party’s notice, the parties shall meet in person at a mutually acceptable time and place, or by phone, and thereafter as often as they reasonably deem necessary, to attempt to resolve the dispute. All reasonable requests for information made by one party to the other will be honored.

a)   Mediation. If the matter has not been resolved within thirty (30) days of the disputing party’s first notice, or if the parties fail to meet within fifteen (15) days, either party may initiate mediation of the controversy or claim before a mediator appointed by the mediation service JAMS. In any event, the parties agree first to try in good faith to settle any dispute by negotiation and mediation before resorting to arbitration or any other dispute resolution procedure.

b)    Arbitration. If the parties are unable to resolve the matter through mediation within 15 (days) of beginning mediation, then any controversy or claim arising out of or relating to this Agreement or any alleged breach thereof shall be settled by binding arbitration by a single arbitrator appointed by the arbitration service JAMS, and judgment upon the award rendered by the arbitration shall be final and may be entered in any court having jurisdiction. (Notwithstanding the foregoing, nothing in this Agreement shall be interpreted to bar any party hereto from seeking injunctive relief with respect to any controversy or claim arising out of or relating to this Agreement.) The arbitrators shall comply with the commercial arbitration rules of the American Arbitration Association as then in effect. The arbitration shall be conducted, unless the parties otherwise agree, in San Diego, California, United States of America.

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11. Miscellaneous. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware and all claims shall be exclusively commenced in the state or federal courts located in Wilmington, Delaware. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and may not be amended or modified except in writing signed by each party hereto; provided, however, that if Client agrees to the Platform Terms, the Platform Terms shall govern Client’s use of the MSC Platform and to the extent there is a conflict or inconsistency between this Agreement and the Platform Terms, the Platform Terms shall control. This Agreement may not be assigned by Client hereto without the prior written consent of MSC. Any attempted assignment of this Agreement made without such consent shall be void and of no effect. This Agreement is solely for the benefit of the Client and MSC. If any provision hereof shall be held by a court of competent jurisdiction to be invalid, void or unenforceable in any respect, or against public policy, such determination shall not affect such provision in any other respect nor any other provision hereof. Headings used herein are for convenience of reference only and shall not affect the interpretation or construction of this Agreement. This Agreement may be executed in facsimile or other electronic counterparts, each of which will be deemed to be an original and all of which together will be deemed to be one and the same document. This Agreement has been reviewed by each of the signatories hereto and its counsel. There shall be no construction of any provision against MSC because this Agreement was drafted by MSC, and the parties waive any statute or rule of law to such effect.

Please sign below and return to MSC to indicate the Client’s acceptance of the terms set forth herein, and once executed by each of MSC and the Client, this Agreement shall constitute a binding agreement between the Client and MSC as of the date first written above.

Signed: /s/ Andrew Van Noy	Printed Name: Andrew Van Noy

Title: CEO	Telephone:

CloudCommerce, Inc. 321 6th St. San Antonio, TX 78215

Signed: /s/ Rod Turner	Printed Name: Rod Turner

Title: CEO	Telephone:

FundAthena, Inc., D/B/A Manhattan Street Capital, Inc. 5694 Mission Center Road, Suite 602-468 San Diego CA 92108

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